Exhibit 5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of The Original BARK Company, a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of June 11, 2021.

PREHYPE VENTURES LLC

By:	/s/ Henrik Werdelin
Name:	Henrik Werdelin
Title:	Managing Member

HENRIK WERDELIN

By:	/s/ Henrik Werdelin
Henrik Werdelin